## COOPERATIVE R&D CONTRACT BETWEEN RENEWABLE ENERGY SOLUTIONS INC. (RESI) AND SOLAR THIN FILM INC. (STF)

Whereas Renewable Energy Solutions, Inc. (RESI) located at 200 Ludlow Drive, Suite C, Ewing, NJ 08638 is in the business of research and development (R&D) of developing different technologies, specifically including photovoltaic (PV) technology, for commercialization (Party A).

Whereas Solar Thin Films, Inc., located at 108 Village Square, Suite #327, Somers, NY 10589 (STF) and its subsidiaries are in the business of developing and constructing commercial manufacturing equipment to manufacture among other products thin film based solar PV modules (Party B).

The Parties propose to cooperate to develop future lines of products to be marketed among others in the PV (Photovoltaic) industry.

### A. Contribution of Party A and time milestones

Party A is carrying out R&D activities on PV materials, PV devices and PV manufacturing processes. There are a number of topics under R&D that will require further construction of manufacturing equipment for commercialization. These include:

1) design and development of the manufacturing equipment to produce CIGS based thin film PV devices on an approximate 2ft by 4ft glass substrates. Results have to be provided within six (6) months from the date of agreement signing.
2) design and development of the automated manufacturing equipment to produce CIGS based thin film PV modules on approximately 4ft by 8ft glass substrates by AAIV (Automated All In Vacuum) process. Results as to the state of development have to be provided within one (1) year from the date of agreement signing.
3) improvements to the development of the amorphous Silicon (a-Si) manufacturing equipment, particularly transparent PV modules development, various colors option for PV modules and potential efficiency increase of a-Si devices. Results as to the state of development have to be provided within one (1) year from the date of agreement signing.
4) design and development of the Roll to Roll manufacturing equipment, to manufacture thin-film PV modules on flexible substrates (metal, plastic, etc.). Results are expected within two (2) years from the date of agreement signing.
5) further developments according to technology improvements.
6) Party A shall report in writing to Party B the progress on a monthly basis. At least once a year (or sooner if it is warranted) a complete report, including all specifications, design and engineering drawings will be supplied by Party A to Party B, together with any oral consulting requested by Party B (oral consulting at Party A expense not to exceed 1 day per month).
7) The specific development goals under this contract will be agreed upon between Party A and Party B at least on a quarterly basis. The proposed program for the first quarter is described in Appendix A. (see attached)

## B. Contribution of Party B

Party B – through its subsidiaries - is developing and fabricating commercial industrial equipment. Their contribution to the cooperative contract will be:

1) Fund the development efforts described under Point 1. at RESI at a fixed monthly fee of $30,000. The program is to begin in December 2006. The monthly fee is to be paid during the first week of each month by wire transfer to the RESI account.
2) Participate in the design, specifications and physical construction of specific test species, required in the program.
3) Party B is required to monitor the work being done by Party A on a regular basis, and to provide written comments on the work on a quarterly basis.

## C. Intellectual property and rights of the Parties

1) Patents and intellectual property generated by either Party, will belong to the generating Party.
2) Each Party will give non-exclusive license to the generated intellectual property to the other Party.
3) Party A represents that the results of the R&D carried out by Party A is the property of Party A. Party A further owns intellectual property related to the R&D carried out by Party A on behalf of Party B. Party A agrees to license on a non-exclusive basis to Party B all intellectual property related to the R&D work (whether specifically paid for by Party B or owned by Party A) for its own use and for further licensing of the same on equipment manufactured by Party B and sold to third parties.

   However, Party A declares that it is aware of many patents in the domain of photovoltaics that can potentially read on the R&D topics between Party A and Party B. Party A has not done an all-inclusive survey to be able to declare that some of the patents may not read on the joint R&D.

   The results of the R&D paid for by Party B exclusively belong to Party B to commercialize at any time in the future at its desire. Party A is also carrying out R&D not paid for by Party B. Such R&D may also require construction and commercialization of equipment. Party A agrees to give a right of first refusal to Party B to carry out such commercialization. However, if Party B decides not to carry out that commercialization, Party B will notify Party A within 6 months of its desire to do the commercialization. If Party B decides not to commercialize, Party A may go to other third parties to initiate commercialization.

## D. Confidentiality

The Parties will keep all information confidential, unless both parties agree to disclosure. If Party A employees, having access to any of the confidential information, violate this confidentiality provision, Party A will exercise disciplinary action upon the employee(s) responsible, to an extent deemed appropriate by Party A. Unless otherwise agreed in writing, the terms of this agreement are confidential, too.

With the exceptions noted below, each party agrees that it shall not use the name, logo, trademark or any other identifying mark, or the names of any staff member of the other party, in any advertising or publicity material, or make any form of representation or statement in relation to the Project that would constitute an express or implied endorsement by the other party of any product or service, without obtaining the prior written approval of an authorized representative of the other party.

## E. Duration and Termination of the Contract

1) The Contract is valid for a three-year period with the mutual option for extension or termination.
2) Termination With Cause:
   If, during the course of this Agreement: Party A fails to comply with any provisions of this Agreement; or the performance of Party A is judged by Party B to be unsatisfactory; after notification of said unsatisfactory

performance, and if such unsatisfactory performance is not cured within a reasonable period of time, the Parties agree to submit the claim to an arbitrator. Said arbitrator is to be agreed upon by the parties. If the parties cannot agree to an arbitrator then they agree to submit the claim to an arbitration process whereby an arbitrator will be appointed by a qualified third party. The parties agree that the arbitration process will be definitive as to the remedy between the parties.

On behalf of:

Party A: Renewable Energy Solutions, Inc.

Zoltan Kiss, President

Party B: Solar Thin Films, Inc.

Csaba Toro, CEO

Date: December 19, 2006

APPENDIX A
( Attachment to Contract between Renewable Energy Solutions, Inc. and Solar Thin Film, Inc. @ 19/12/06)

The program for the first quarter of the contract will focus on the design of a vacuum furnace used in the manufacture of CIGS 2ft. by 4 ft. glass substrate based modules. At the end of the first quarter design drawings will be delivered describing the selenization equipment used to deposit and grow the CIGS semicondutor film.